Exhibit 99.1

Nemaura Medical Appoints Dr Arash Ghadar as Chief Operating Officer

Loughborough, England – January 10, 2022 (GlobeNewswire) – Nemaura Medical, Inc. (NASDAQ: NMRD)(“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, announces the appointment of Dr Arash (Ash) Ghadar as Chief Operating Officer.

“Ash will play an important role at Nemaura as we begin to scale up our manufacturing and distribution operations. He brings over 20 years of product development, management and leadership experience spanning both business and technical disciplines. His main area of expertise is in the medical devices sector, and primarily within a contract design and manufacturing setting, that will be a true asset for the Company during the commercialization phase of our growth,” commented CEO Dr. Faz Chowdhury.

Prior to joining Nemaura, Dr. Ghadar spent a decade as the Technical Director of Datalink Electronics (Datalink) in Loughborough, England where he managed the design team as an autonomous entity within Datalink. He was responsible for management of the day-to-day operations, business planning, legal affairs, finance, sales, and business development of the design team. In this role, he also oversaw numerous technical projects for healthcare and industrial customers that included product development lifecycle, feasibility studies, design, development, prototyping, validation, certification, quality management, and volume manufacturing.

Dr. Ghadar is also currently a non-executive director at Medilink Midlands, the Midlands (England) Life Sciences industry association with a vision to stimulate the growth of the Midlands life science sector. He has a BSc Degree and Masters in Electronics and Control Systems Engineering, where he achieved a First Class degree and Distinction respectively, and he also has a Ph.D. in Biosensors from the University of Warwick (U.K.).

“I am delighted to join Nemaura, a company with a world-class ambition to transform peoples’ lives. I very much look forward to working with the management and the wider team to successfully commercialize the transformational line of non-invasive products the Company is developing, beginning with our continuous glucose monitoring devices and sensors for patients with diabetes.” said Dr. Ghadar.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com